SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 14, 2001

VISUAL NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23699 (Commission file number)	52-1837515 (IRS Employer Identification No.)

2092 Gaither Road
Rockville, Maryland 20850
(Address of principal executive offices) (Zip code)

(301) 296-2300
(Registrant’s telephone number)

Item 5. Other Events.

      On May 31, 2001, Visual Networks, Inc. (“Visual”) announced that it will cap development of its Visual Trinity product with the final release of the product this summer. Visual will close the New York office that primarily supports the software. Visual’s sales and product development of Trinity software will be discontinued and Visual will have associated reductions in the work force.

      Visual also anticipates a one-time charge of $10 million to $12 million for the quarter ended June 30, 2001, a substantial portion of which is related to the write-off of the remaining long lived assets, including intanbles, related to its acquisition of Avesta Technologies, Inc. (“Avesta”) in May 2000.

      Visual issued a press release announcing the foregoing on May 31, 2001, which is filed herewith as Exhibit 99.1 and it is incorporated herein by reference.

      On June 13, 2001, Visual announced the conclusion of two outstanding disputes. The first dispute relates to the patent infringement lawsuit that was filed against Avesta Technologies, Inc., a wholly-owned subsidiary of Visual, in 1997, by System Management Arts Incorporated. The parties have agreed to dismiss the action without prejudice, preserving the parties the right to refile the action pending future developments of the Visual Trinity product.

      The second dispute resolution affects the common stock placed in escrow in favor of the former Avesta stockholders. Under the terms of the merger agreement between Visual and Avesta, the equity holders of Avesta could have earned up to an additional 2 million shares of common stock, which were issued into escrow at the time of the merger, if certain sales goals were achieved in calendar 2000. Visual determined that these sales goals had not been met. The Avesta equity holders disputed this determination and made a demand for the release of the shares to them. The dispute has been settled and all 2 million shares have been returned to Visual. In addition, the former Avesta stockholders returned to Visual approximately 134,000 shares of the original merger consideration in settlement of indemnification claims.

      Visual issued a press release announcing the resolution of the two outstanding disputes on June 13, 2001, which is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (c)      Exhibits.

                99.1      Press release of Visual Networks, Inc., dated May 31, 2001.

                99.2      Press release of Visual Networks, Inc., dated June 13, 2001

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 14, 2001	Visual Networks, Inc.

/s/ Peter J. Minihane By: Peter J. Minihane Title: Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

      99.1      Press release of Visual Networks, Inc., dated May 31, 2001.

      99.2      Press release of Visual Networks, Inc., dated June 13, 2001.